Exhibit 10.4

Donnelley Financial

Deferred Compensation Plan

(effective October 1, 2016)

DONNELLEY FINANCIAL

NONQUALIFIED DEFERRED COMPENSATION PLAN

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DONNELLEY FINANCIAL

NONQUALIFIED DEFERRED COMPENSATION PLAN

(effective October 1, 2016)

ARTICLE I

PURPOSE

The purpose of the Plan is to provide specified payments to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and success of Donnelley Financial Solutions, Inc., a Delaware corporation, and its subsidiaries that participate in the Plan. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is a continuation for Employees of the R. R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan (the “RRD Plan”) as of the Effective Date, and all deferrals and other benefits accrued by the Employees under the RRD Plan shall continue under the terms of this Plan.

ARTICLE II

DEFINITIONS

For the purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings set forth below.

2.1	“Account” shall mean an account established on the Company’s books and records on behalf of a Participant equal to the sum of the Participant’s (i) Deferral Account and (ii) Company Contribution Account.

2.2	“Administrator” shall be the person appointed pursuant to Section 13.2 to administer the Plan upon a Change in Control.

2.3	“Adverse Determination” means a Determination that is a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) with respect to a Claim, including any such denial, reduction, termination or failure to provide or make payment that is based on a determination of an Employee’s or former Employee’s eligibility to participate in the Plan.

2.4	“Affiliate” shall mean (a) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer, (b) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer, (c) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) that includes (i) an Employer, (ii) a corporation described in clause (a) of this definition or (iii) a trade or business described in clause (b) of this definition, or (d) any other entity that is required to be aggregated with an Employer pursuant to regulations promulgated under section 414(o) of the Code by the U.S. Treasury Department. A corporation, trade or business or entity shall be an Affiliated employer only for such period or periods of time during which such corporation, trade or business or entity is described in the preceding sentence.

2.5	“Annual Bonus” shall mean compensation relating to services performed during a calendar year, regardless of whether such compensation is paid in such calendar year or included on an IRS Form W-2 for such calendar year, that is earned by a Participant as an Employee under any Employer’s annual cash bonus plan or annual cash incentive plan, provided that such compensation has been designated by the Benefits Committee to be eligible for deferral under the Plan.

2.6	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary and Annual Bonus that the Participant defers for a Plan Year and is withheld from the Participant’s compensation in accordance with Article IV.

2.7	“Appeal” shall mean a request by a Claimant to the Benefits Committee to review an Adverse Determination.

2.8	“Base Salary” shall mean the cash compensation of a Participant, an DFS Participant or a CSR Participant for a calendar year relating to services performed during such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments (other than under an annual cash incentive plan designated by the Benefits Committee to be eligible for deferral under the Plan, as described in Section 2.5), non-monetary awards, and other fees, and automobile and other allowances paid to the Participant, DFS Participant or CSR Participant. Base Salary shall also include compensation voluntarily deferred or contributed by a Participant, an DFS Participant or a CSR Participant pursuant to all qualified and nonqualified plans of his or her Employer and amounts not otherwise included in his or her gross income under sections 125 and 402(e)(3) of the Code pursuant to plans established or maintained by his or her Employer; provided, however, that all such amounts shall be considered Base Salary only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant, DFS Participant or CSR Participant.

2.9	“Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934.

2.10	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article XI, entitled to receive benefits under the Plan upon the death of a Participant, an DFS Participant or a CSR Participant.

2.11	“Benefits Committee” shall mean the committee described in Section 13.1.

2.12	“Board” shall mean the board of directors of the Company.

2.13	“Change in Control” shall be deemed to have occurred with respect to a Participant, an DFS Participant or a CSR Participant on the date the conditions set forth in any one of the following subparagraphs shall have been satisfied.

(a)	Change in Ownership. Any Person, or more than one Person acting as a group, is or becomes the Beneficial Owner, directly or indirectly, of the Participant’s, DFS Participant’s or CSR Participant’s Employer’s securities representing more than fifty percent (50%) of the total fair market value or total voting power of such Employer’s then outstanding securities.

(b)	Change in Effective Control. Any Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition of the Participant’s, DFS Participant’s or CSR Participant’s Employer’s securities by such Person or Persons) ownership of fifty percent (50%) or more of the total voting power of such Employer’s then outstanding securities.

(c)	Change in Board Composition. A majority of the members of the board of directors of the Participant’s, DFS Participant’s or CSR Participant’s Employer is replaced during any 12-month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the directors before such appointment or election.

(d)	Change in Asset Ownership. Any Person, or more than one Person acting as a group, who is not a Related Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition of assets of the Employer of the Participant, DFS Participant or CSR Participant by such Person or Persons) all or substantially all of the assets of such Employer having a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of such Employer immediately before such acquisition or acquisitions. “Related Person” shall mean (i) a stockholder of the Participant’s, DFS Participant’s or CSR Participant’s Employer who receives assets of such Employer in exchange for the stockholder’s stock; (ii) a Person, or more than one Person acting as a group, in which the Employer owns directly or indirectly at least fifty percent (50%) of the total value or voting power; or (iii) an entity at least fifty percent (50%) owned, directly or indirectly, by a Person or Persons described in clause (ii).

A Change in Control shall also occur if any of the four circumstances described in clause (a), (b), (c) or (d) above shall occur with respect to (i) the Company and any other corporation that is a direct or indirect owner of more than fifty percent (50%) of the total fair market value and total voting power of the Employer of the Participant, DFS Participant or CSR Participant or (ii) the corporation(s) that are liable for the payment of the Participant’s vested Account balance, the DFS Participant’s vested DFS Account balance or CSR Participant’s CSR Account balance, as the case may be. The foregoing to the contrary notwithstanding, a Change in Control shall not occur with respect to a Participant, an DFS Participant or a CSR Participant if (i) a Potential Change in Control related to such Change in Control involves a publicly announced transaction or publicly announced proposed transaction which at the time of the announcement has not been previously approved by the Board and (ii) the Participant, DFS Participant or CSR Participant is part of the purchasing group proposing such a transaction. A Change in Control also shall not occur with respect to a Participant, an DFS Participant or a CSR Participant if he or she is part of a purchasing group which consummates the Change in Control transaction. A Participant, an DFS Participant or a CSR Participant shall be a part of the purchasing group for purposes of the two preceding sentences if he or she is an equity participant, or has agreed to become an equity participant, in the purchasing group (except for passive ownership of less than five percent (5%) of the equity of the purchasing group).

Notwithstanding the foregoing, the Benefits Committee shall interpret all provisions relating to a Change in Control in a manner that is consistent with applicable tax law.

2.14	“Change in Control Benefit” shall have the meaning set forth in Article VII.

2.15	“Claim” shall mean an initial request to the Benefits Committee for a payment or for a request of a determination of eligibility to participate in the Plan. If the procedure described in Section 15.2 is not followed by a Claimant, then the Claimant’s request shall not be considered.

2.16	“Claimant” shall have the meaning set forth in Section 15.1.

2.17	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.18	“Company” shall mean Donnelley Financial Solutions, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

2.19	“Company Contribution Account” shall mean an account established on the Company’s books and records on behalf of a Participant or an DFS Participant to which amounts are credited in accordance with Section 4.7, as adjusted for earnings and losses and distributions made pursuant to the Plan.

2.20	“Company Contribution Amount” shall mean, for any Plan Year, the amount described in Section 4.7.

2.21	“Crediting Date” shall mean the date that is on or before the forty-fifth (45th) day occurring immediately after the end of the twelve-month period in which the annual compensation of a Participant or an DFS Participant is payable as set forth in the participant’s employment agreement with an Employer.

2.22	“CSR Account” shall mean an account established on the Company’s books and records on behalf of a CSR Participant equal to the CSR Participant’s CSR Deferral Account.

2.23	“CSR Deferral Account” shall mean an account established on the Company’s books and records on behalf of a CSR Participant, to which account amounts are credited in accordance with Section 4.5(d) or Section 4.5(e), as adjusted for earnings and losses and distributions pursuant to the Plan.

2.24	“CSR Deferral Amount” shall mean the portion of a CSR Participant’s (i) Base Salary or draw payments and (ii) commissions that the CSR Participant defers for a Plan Year and is withheld from the CSR Participant’s compensation in accordance with Article IV.

2.25	“CSR Participant” shall mean a commissioned Sales Representative within the meaning of clause (ii) of Section 2.50 who satisfies the criteria established by the Benefits Committee to be eligible to participate in the Plan as a CSR Participant and who has elected to participate in the Plan pursuant to Section 3.2(b).

2.26	“Deferral Account” shall mean an account established on the Company’s books and records on behalf of a Participant, to which account amounts are credited in accordance with Section 4.5(a), as adjusted for earnings and losses and distributions pursuant to the Plan.

2.27	“Determination” means the Claims Administrator’s decision with respect to a Claim or an Appeal.

2.28	“DFS Account” shall mean an account established on the Company’s books and records on behalf of an DFS Participant equal to the sum of the DFS Participant’s (i) DFS Deferral Account, (ii) DFS Bonus Account and (iii) Company Contribution Account.

2.29	“DFS Bonus Account” shall mean an account established on the Company’s books and records on behalf of an DFS Participant, to which account amounts are credited in respect of his or her Signing Credit(s) and Paid Billing Bonus(es) awarded pursuant to employment agreements between the DFS Participant and an Employer, as adjusted for earnings and losses and distributions pursuant to the Plan.

2.30	“DFS Deferral Account” shall mean an account established on the Company’s books and records on behalf of a DFS Participant, to which account amounts are credited in accordance with Section 4.5(b) or Section 4.5(c), as adjusted for earnings and losses and distributions pursuant to the Plan.

2.31	“DFS Deferral Amount” shall mean that portion of an DFS Participant’s (i) Base Salary or draw payments and (ii) commissions that the DFS Participant defers for a Plan Year and is withheld from the DFS Participant’s compensation in accordance with Article IV.

2.32	“DFS Participant” shall mean either (i) a Sales Representative in the Global Capital Markets Unit of the Company or the Global Investment Markets Business Unit of the Finance Business Unit of the Company or (ii) any other management or highly compensated Employee who satisfies the eligibility criteria established by the Benefits Committee to be eligible to participate in the Plan as an DFS Participant and who has elected to participate in the Plan pursuant to Section 3.2(b).

2.33	“DFS Transferred Account” shall mean an account established on the Company’s books and records on behalf of an DFS Participant that was credited to the R. R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan with the balance as of February 28, 2009 of the DFS Participant’s account under the R. R. Donnelley & Sons Company Global Capital Markets and Global Investment Markets Business Units of the Financial Business Unit Sales Representative Deferred Compensation Plan.

2.34	“Director” shall mean the Company’s Director of Executive Compensation. In the event of the temporary absence of the Director, whether due to illness, disability or otherwise, or upon the resignation or removal of the Director, the individual who performs substantially similar duties with respect to the Plan (regardless of the individual’s title with the Company) shall be deemed to be the Director.

2.35	“Distribution Date” shall mean the date on which a Participant’s vested Account balance, an DFS Participant’s vested DFS Account balance and DFS Transferred Account balance, if any, or a CSR Participant’s CSR Account balance shall become distributable. Subject to Section 9.2, the Distribution Date shall be:

(a)	in the case of a Participant or a CSR Participant whose vested account balance first becomes (or became) distributable on or after January 1, 2011, the later of (i) the first day of the Plan Year immediately following the Plan Year in which he or she has a Separation from Service or Retirement, and (ii) the next day after the expiration of the six-month period immediately following the date on which he or she has a Separation from Service or Retirement, if he or she is a Specified Employee on such date;

(b)	in the case of a Participant or a CSR Participant, the first day of the Plan Year immediately following the Plan Year in which he or she has a Separation from Service or Retirement, if he or she is not a Specified Employee on such date;

(c)	in the case of an DFS Participant, the second anniversary of his or her Retirement;

(d)	in the case of an DFS Participant who has a Separation from Service other than by reason of his or her death, the date that is the second anniversary of his or her Separation from Service date;

(e)	notwithstanding Section 2.29(a), (b), (c) or (d), if (i) the Participant, DFS Participant or CSR Participant, as the case may be, has elected a Change in Control Benefit and (ii) a Change in Control occurs before his or her Separation from Service or Retirement, the date on which the Change in Control occurs;

(f)	notwithstanding Section 2.29(a), (b), (c) or (d), in the case of a Scheduled Distribution, the business day occurring immediately before the date of the Scheduled Distribution; or

(g)	if the Participant, DFS Participant or CSR Participant, as the case may be, dies before the distribution of his or her vested Account balance, vested DFS Account balance and any DFS Transferred Account or CSR Account balance, as applicable, occurs or commences, the date on which the Benefits Committee is provided with evidence satisfactory to the Benefits Committee of his or her death.

2.36	“Election Form” shall mean the form established from time to time by the Benefits Committee that each Participant, DFS Participant and CSR Participant must complete, sign and return to the Benefits Committee in order to make a valid deferral and distribution election under the Plan. Initial investment elections applicable to such elective deferrals shall also be made on the Election Form. Such term shall also refer to any electronic means of making deferral or distribution elections that is approved by the Benefits Committee.

2.37	“Employee” shall mean an individual (i) whose employment relationship with an Employer is, under common law, that of an employee and (ii) who has not experienced a Separation from Service.

2.38	“Employer” shall mean the Company or any subsidiary of the Company that participates in the Plan.

2.39	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.40	“Measurement Fund” shall mean a common trust fund, mutual fund or other collective investment vehicle selected by the Benefits Committee to serve as a benchmark for determining the rate of return on a Participant’s Account, an DFS Participant’s DFS Account and DFS Transferred Account, if any, or a CSR Participant’s CSR Account, to the extent such account is deemed to be invested in such Measurement Fund in accordance with Section 4.9.

2.41	“Paid Billings Bonus” shall mean the bonus awarded to an DFS Participant in connection with his or her entering into an employment agreement with an Employer, which bonus, pursuant to the DFS Participant’s employment agreement, may be earned over the term of the employment agreement if certain billings targets are achieved. When a portion of the bonus is earned because a billings target has been achieved, such portion is credited to the DFS Participant’s DFS Bonus Account as of the DFS Participant’s Crediting Date or relevant anniversary thereof.

2.42	“Participant” shall mean any Employee who satisfies the eligibility criteria established by the Benefits Committee to be eligible to participate in the Plan as a Participant and who has elected to participate in the Plan pursuant to Section 3.2(a). In connection with the spin-off and distribution of the Company by R. R. Donnelley & Sons Company (the “Spin-Off”) and pursuant to the terms of the Separation and Distribution Agreement by and among R. R. Donnelley & Sons Company, LSC Communications, Inc. and the Company (the “Separation Agreement”), each Employee as of the Effective Date who was participating in the RRD Plan as of the Effective Date (each, a “Transferred Donnelley Financial Participant”) shall automatically become a participant as of the Effective Date.

2.43	“Person” shall have the meaning given in section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.44	“Plan” shall mean the Donnelley Financial Deferred Compensation Plan, effective October 1, 2016, which shall be evidenced by this instrument, as it may be amended from time to time.

2.45	“Plan Agreement” shall mean a written agreement in a form approved by the Benefits Committee, as may be amended from time to time, which is entered into by and between (i) an Employer and (ii) a Participant, an DFS Participant or a CSR Participant. Each Plan Agreement shall apply to the entire benefit to which such an individual is entitled under the Plan. If more than one Plan Agreement has been entered into by an individual and any Employer, then the Plan Agreement bearing the latest date of acceptance by an Employer shall be the governing instrument and it shall supersede all previous Plan Agreements in their entirety. The terms of any Plan Agreement may be different then the terms of any other Plan Agreement, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both parties and be clearly set forth in such Plan Agreement.

2.46	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

2.47	“Potential Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a)	the Employer of a Participant, an DFS Participant or a CSR Participant enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)	the Employer of a Participant, an DFS Participant or a CSR Participant or any other Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(c)	any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Employer of a Participant, an DFS Participant or a CSR Participant representing 9 1⁄2% or more of the combined voting power of such Employer’s then outstanding securities increases such Person’s beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof.

2.48	“Quarterly Installment Method” shall be payments of quarterly installments over the number of years selected by a Participant, an DFS Participant or a CSR Participant in accordance with the Plan, calculated as follows: (i) for the first quarterly installment, the Participant’s vested Account balance, the DFS Participant’s vested DFS Account balance and DFS Transferred Account balance, if any, or the CSR Participant’s CSR Account balance, as the case may be, shall be calculated as of the close of business on the business day immediately preceding his or her Distribution Date by multiplying such balance by a fraction, the numerator of which is one and the denominator of which is the number of quarterly installments to be paid; and (ii) for remaining quarterly installments, the Participant’s vested Account balance, the DFS Participant’s vested DFS Account balance and DFS Transferred Account balance, if any, or the CSR Participant’s CSR Account balance, as the case may be, shall be calculated on the last business day of the applicable remaining calendar quarter by multiplying the then balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining quarterly installments to be paid (including the then current payment). Notwithstanding the foregoing provisions of this Section 2.48, if at any time after quarterly installments payments have commenced on or after January 1, 2011, the Participant’s vested Account balance, the DFS Participant’s vested DFS Account balance and DFS Transferred Account balance, if any, or the CSR Participant’s CSR Account balance, as the case may be, when added together with his or her interests under all other plans and arrangements of the same type within the meaning of Treasury Regulation § 1.409A-1(c)(2) is not greater than the then applicable dollar limit under section 402(g)(1)(B) of the Code, then the Participant’s Account balance, the DFS Participant’s DFS Account and DFS Transferred Account, if any, or the CSR Participant’s CSR Account, as the case may be, shall be paid in a cash lump sum on the next quarterly installment payment date.

2.49	“Retirement” shall mean an Employee’s separation from service with the Employers, as described in Treasury Regulation § 1.409A-1(h), on or after age 55 with five Years of Service for any reason other than a leave of absence or death.

2.50	“Sales Representative” shall mean any Employee who is a sales representative (i) in the Global Capital Markets Unit or the Global Investments Markets Business Unit of the Company and who is eligible to participate in the Global Capital Markets Sales Compensation Plan or the Global Investments Markets Commission Plan or (ii) eligible to earn commissions under another Company commission plan.

2.51	“Scheduled Distribution” shall mean the first day of the Plan Year designated by a Participant, an DFS Participant or a CSR Participant who elects on an Election Form to receive all or a portion of his or her vested Account balance, vested DFS Account balance and any DFS Transferred Account or CSR Account balance, as applicable, in the form of a Scheduled Distribution. The Plan Year so designated may not be earlier than the first Plan Year beginning after the expiration of three Plan Years after the end of the Plan Year to which the deferral election relates. For example, if a Participant elects a Scheduled Distribution of his or her vested Account balance attributable to the Annual Deferral Amount earned in the Plan Year commencing January 1, 2017, the earliest Plan Year that may be elected by the Participant for the Scheduled Distribution is 2021 and the Scheduled Distribution would become payable on January 1, 2021.

2.52	“Separation from Service” shall mean an Employee’s separation from service with the Employers, as described in Treasury Regulation § 1.409A-1(h) or in Section 4.6, whichever is later, other than a Retirement.

2.53	“Signing Credit” shall mean the dollar amount awarded to an DFS Participant in connection with entering into an employment agreement with an Employer, which amount is credited to his or her DFS Bonus Account within thirty (30) days of the effective date of the employment agreement.

2.54	“Specified Employee” shall mean any individual who is determined to be a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code, in accordance with the terms of the document entitled “Section 409A: Policy of Donnelley Financial Solutions, Inc. and its Affiliates Regarding Specified Employees.”

2.55	“Treasurer” shall mean the Treasurer of the Company. In the event of the temporary absence of the Treasurer, whether due to illness, disability or otherwise, or upon the resignation or removal of the Treasurer, the individual who performs substantially similar duties with respect to the Plan (regardless of the individual’s title with the Company) shall be deemed to be the Treasurer for purposes of the Plan.

2.56	“Trust” shall mean one or more trusts established pursuant to the Master Trust Agreement dated as of September 6, 2016 between the Company and the Trustee.

2.57	“Trustee” shall have the same meaning as that term is defined in the Trust, as amended from time to time.

2.58	“Unforeseeable Emergency” shall mean a severe financial hardship to a Participant, an DFS Participant or a CSR Participant resulting from (i) an illness or accident of such an individual or his or her spouse, dependent or Beneficiary, (ii) a loss of such Participant’s, DFS Participant’s or CSR Participant’s property due to casualty (or the need to rebuild a home following damage not otherwise covered by insurance), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Participant, DFS Participant or CSR Participant, all as determined in the sole discretion of the Benefits Committee.

2.59	“Years of Service” shall mean the total number of full years in which a Participant, an DFS Participant or a CSR Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the hire date of such Participant, DFS Participant or CSR Participant and that, for any subsequent year, commences on an anniversary of that hire date. The Benefits Committee may make a determination as to whether any partial year of employment of an Employee shall be counted as a Year of Service. If the Benefits Committee does not make a determination, partial years of employment shall be disregarded.

ARTICLE III

ELIGIBILITY, ENROLLMENT, PARTICIPATION

Section 3.1. Eligibility. The Benefits Committee shall establish criteria for participation in the Plan whereby a select group of management or highly compensated Employees (i) will be eligible to participate in the Plan as Participants, and (ii) who are Sales Representatives will be eligible to participate in the Plan either as DFS Participants or as CSR Participants.

Section 3.2. Enrollment and Commencement of Participation.

(a) Participants. An Employee who is eligible to participate in the Plan as a Participant who first elects to participate in the Plan for a Plan Year shall complete, execute and return to the Benefits Committee, no later than the date selected by the Benefits Committee in its sole discretion, an Election Form and a Beneficiary designation form before the first day of such Plan Year. The Employee shall indicate on the Election Form the percentages of his or her Base Salary and Annual Bonus, or both, that will be earned by the Employee in such Plan Year that he or she elects to defer the receipt thereof in accordance with his or her election and the terms of the Plan, including Section 4.4(a).

(b) DFS Participants and CSR Participants. A Sales Representative who is eligible to participate in the Plan either as an DFS Participant or a CSR Participant who first elects to participate in the Plan for a Plan Year shall complete, execute and return to the Benefits Committee, no later than the date selected by the Benefits Committee in its sole discretion, an Election Form and a Beneficiary designation form before the first day of such Plan Year. A Sales Representative who is eligible to participate in the Plan as a CSR Participant shall indicate on the Election Form the percentages of his or her (i) Base Salary or draw payments or (ii) commissions, or both, that will be earned by such Sales Representative in such Plan Year that he or she elects to defer the receipt thereof in accordance with his or her election and Plan terms, including Section 4.4(a). A Sales Representative who is eligible to participate in the Plan as an DFS Participant shall indicate on the Election Form the percentages or dollar amounts of his or her (i) Base Salary or draw payments, (ii) commissions, or both, and (iii) any Paid Billings Bonus that may be earned in such Plan Year that he or she elects to defer the receipt thereof in accordance with his or her election and Plan terms, including Section 4.4(a). An DFS Participant who expects to enter into a new employment agreement with an Employer in such Plan Year shall also elect on the Election Form, the percentage or dollar amount of any Paid Billings Bonus that may be awarded in such employment agreement for the first year of the term of such new employment agreement if the DFS Participant wishes to defer any such Paid Billings Bonus, even though the DFS Participant does not know (i) whether he or she will in fact enter into a new employment agreement, (ii) whether any Paid Billings Bonus will be awarded in the employment agreement, (iii) if a Paid Billings Bonus is awarded, what the amount thereof would be, and (iv) whether the portion of the Paid Billings Bonus awarded in such Plan Year will be earned.

(c) Initial Eligibility. An Employee who first is selected to participate in the Plan after the first day of a Plan Year must complete the requirements described in Section 3.2(a) or Section 3.2(b), as applicable, within 30 days after he or she first becomes eligible to participate in the Plan, or earlier, as may be required by the Benefits

Committee, in its sole discretion, in order to participate in the Plan for such Plan Year. Such an Employee shall not be permitted to defer receipt of any portion of his or her compensation that is earned for services performed before the Employee commences participation in the Plan. In addition, the Benefits Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary or desirable.

(d) Participation. Each Employee who enrolls in the Plan pursuant to Section 3.2 shall commence participation in the Plan on the date that the Benefits Committee determines, in its sole discretion, that the Employee has met all enrollment requirements set forth in the Plan and as required by the Benefits Committee, including returning all required documents to the Benefits Committee within the specified time period. If an Employee fails to meet all requirements contained in this Section 3.2 within the period required, then the Employee shall not be eligible to participate in the Plan during the relevant Plan Year.

Section 3.3. Termination of Eligibility. If the Benefits Committee determines that a Participant, an DFS Participant or a CSR Participant no longer qualifies as a member of a select group of management or highly compensated employees (within the meaning of sections 201(2), 301(a)(3) and 401(a)(l) of ERISA), then, to the extent permitted under section 409A of the Code, the Benefits Committee shall (i) terminate any deferral election that such Participant, DFS Participant or CSR Participant has made for the remainder of the Plan Year in which the Benefits Committee makes such determination and (ii) take any further action that the Benefits Committee deems appropriate. In the event that a Participant, an DFS Participant or a CSR Participant becomes ineligible to defer compensation under the Plan, his or her account balance(s) shall continue to be governed by the terms of the Plan until such time as the vested portion of such account balance(s) is paid in accordance with the terms of the Plan.

ARTICLE IV

DEFERRALS, COMPANY CONTRIBUTIONS, DEEMED INVESTMENTS, TAXES, ETC.

Section 4.1. Participant Annual Deferral Amounts. A Participant may elect to defer for a Plan Year the receipt of (i) any whole percentage of his or her Base Salary or (ii) any whole percentage of his or her Annual Bonus, or (iii) both, provided that the percentage of Base Salary that may be deferred cannot exceed 50% of Base Salary and the percentage of Annual Bonus that may be deferred cannot exceed 90% of the Annual Bonus. The minimum Annual Deferral Amount is $2,000, in any combination of whole percentages of Base Salary and Annual Bonus. The Participant’s election shall apply to Base Salary earned in the Plan Year with respect to which the election applies and the Base Salary earned in the immediately succeeding Plan Year to the extent that the last payroll period beginning in the Plan Year to which the Participant’s election applies extends into such succeeding Plan Year.

Section 4.2. DFS Participant and CSR Participant Deferral Amounts. Each DFS Participant and each CSR Participant may elect to defer for a Plan Year (i) any whole percentage of his or her Base Salary or draw payments or (ii) any whole percentage of his or her commissions under the Global Capital Markets Sales Compensation Plan, the Global Investments Markets Commission Plan or other Company commission plan pursuant to which such individual may earn commissions, or (iii) both, provided that the percentage of Base Salary or draw payments cannot exceed 50% of the Base Salary or draw payments and the percentage of commissions that may be deferred cannot exceed (a) 90% of such commissions earned by an DFS Participant and (b) 75% of such commissions earned by a CSR Participant. The minimum

DFS Deferral Amount and the minimum CSR Deferral Amount is $2,000, each in any combination of whole percentages of Base Salary or draw payments and commissions otherwise payable in the Plan Year. Notwithstanding the previous provisions of this Section 4.2, DFS Participants also have the right to specify his or her deferrals in dollar amounts or in whole percentages. Each election with respect to Base Salary or draw payments and commissions shall apply to that earned (i) in the Plan Year with respect to which the election applies and (ii) in the immediately succeeding Plan Year to the extent that the last payroll period beginning in the Plan Year to which the election applies extends into such succeeding Plan Year.

Section 4.3. Short Plan Year. Notwithstanding Section 4.1, except the last sentence thereof, if an Employee becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to $2,000, in any combination of whole percentages of Base Salary and Annual Bonus earned in the Plan Year multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year after the Employee becomes a Participant and the denominator of which is 12 (the “Partial Year Fraction”). Notwithstanding Section 4.2, except the last sentence thereof, if an Employee becomes an DFS Participant or a CSR Participant after the first day of a Plan Year, the minimum DFS Deferral Amount or the minimum CSR Deferral Amount, as applicable, is $2,000, in any combination of whole percentages of Base Salary or draw payments and commissions earned in the Plan Year, multiplied by the Partial Year Fraction. Notwithstanding the previous provisions of this Section 4.3, DFS Participants also have the right to specify his or her deferrals in dollar amounts or in whole percentages.

Section 4.4. Deferral Elections.

(a) First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable election on an Election Form specifying the whole percentages of Base Salary or Annual Bonus, or both, (to the maximum percentages set forth in Section 4.1) for the Plan Year in which participation commences that the Participant wishes to defer that are earned after the date the election is made. In connection with an DFS Participant’s or a CSR Participant’s commencement of participation in the Plan, the participant shall make an irrevocable election on an Election Form specifying the whole percentages of Base Salary or draw payments and commissions (to the maximum percentages set forth in Section 4.2) for the Plan Year in which participation commences that the participant wishes to defer that are earned after the date the election is made. Notwithstanding the previous provisions of this Section 4.4(a), DFS Participants also have the right to specify his or her deferrals in dollar amounts or in whole percentages. Each Participant, DFS Participant and CSR Participant also shall specify on the Election Form the payment form in which his or her vested account balance(s) shall be paid on account of his or her Separation from Service and the form in which the payment shall be made on account of his or her Retirement. For an election to be valid, the Election Form must be completed and signed by the Participant, the DFS Participant or the CSR Participant, as the case may be, timely delivered to the Benefits Committee (in accordance with Section 3.2), and accepted by the Benefits Committee.

(b) Subsequent Plan Years. For each succeeding Plan Year with respect to which an Employee is a Participant, an DFS Participant or a CSR Participant, an irrevocable deferral election for such a Plan Year, and such other elections as the Benefits

Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Benefits Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year with respect to which the election applies with respect to an Employee. If no valid election applies with respect to an Employee for a Plan Year, then no compensation earned by the Employee in such Plan Year amount shall be deferred. An DFS Participant who expects to enter into a new employment agreement with an Employer in a Plan Year shall also elect on the Election Form, the percentage or dollar amount of any Paid Billings Bonus that may be awarded in such employment agreement for the first year of the term of such new employment agreement if the DFS Participant wishes to defer any such Paid Billings Bonus, even though the DFS Participant does not know (i) whether he or she will in fact enter into a new employment agreement, (ii) whether any Paid Billings Bonus will be awarded in the employment agreement, (iii) if a Paid Billings Bonus is awarded, what the amount thereof would be, and (iv) whether the portion of the Paid Billings Bonus awarded in such Plan Year will be earned.

Section 4.5. Withholding and Crediting of Deferral Amounts, DFS Deferral Amounts and CSR Deferral Amounts, etc.

(a) Annual Deferral Amounts. For each Plan Year, the Base Salary portion of a Participant’s Annual Deferral Amount shall be withheld from each of the Participant’s regularly scheduled Base Salary payments in substantially equal amounts, as adjusted from time to time for increases and decreases in his or her Base Salary, and a credit to the Participant’s Deferral Account shall be made equal to such amount on the applicable Base Salary payment date. The Annual Bonus portion of the Annual Deferral Amount shall be withheld on the date the Annual Bonus is or otherwise would be paid to the Participant and a credit to the Participant’s Deferral Account shall be made equal to each amount on such date.

(b) DFS Deferral Amounts when an DFS Participant Receives Base Salary; Signing Credit and Paid Billings Bonus. When an DFS Participant’s compensation is payable in the form of Base Salary, the Base Salary portion of his or her DFS Deferral Amount for a Plan Year shall be withheld from the DFS Participant’s Base Salary and credited to his or her DFS Deferral Account in accordance with this Section 4.5(b). Such Base Salary portion shall be withheld in substantially equal installments, adjusted from time to time to correspond to increases and decreases in Base Salary, on each regularly scheduled Base Salary payment date. A credit shall be made to the DFS Participant’s DFS Deferral Account equal to the amount withheld on each scheduled payment date. The commissions portion of an DFS Participant’s DFS Deferral Amount shall be withheld in substantially equal installments on the dates the commissions would otherwise be paid and a credit shall be made to his or her DFS Deferral Account equal to the amount withheld on date of the withholding. A credit shall be automatically made to the DFS Participant’s DFS Bonus Account on the DFS Participant’s Crediting Date or applicable anniversary thereof equal to the portion of the DFS Participant’s Paid Billings Bonus that is earned because a billings target set forth in his or her employment agreement has been achieved. A credit shall be automatically made to an DFS Participant’s DFS Bonus Account equal to his or her Signing Credit on the DFS Participant’s Crediting Date.

(c) DFS Deferral Amounts when an DFS Participant Receives Draw Payments; Signing Credit and Paid Billings Bonus. When an DFS Participant’s compensation is payable in the form of draw payments rather than Base Salary, his or her DFS Deferral Amount for a Plan Year that applies to his or her draw payments shall be withheld from such DFS Participant’s draw payments and credited to his or her DFS Deferral Account in accordance with this Section 4.5(c). The draw portion of an DFS Participant’s DFS Deferral Amount for a Plan Year shall be withheld from his or her draw payments in substantially equal installments, adjusted from time to time to correspond to increases and decreases in the DFS Participant’s gross draw payments, on each draw payment date. A credit shall be made to the DFS Participant’s DFS Deferral Account equal to the amount withheld on each draw payment date. The commission portion of an DFS Participant’s DFS Deferral Amount shall be withheld in substantially equal installments on the dates the commissions would otherwise be paid and a credit shall be made to the DFS Participant’s DFS Deferral Account on each date of withholding equal to the amount of commissions withheld on such date. A credit shall be automatically made to the DFS Participant’s DFS Bonus Account on his or her Crediting Date or applicable anniversary thereof equal to the portion of the DFS Participant’s Paid Billings Bonus that is earned because a billings target set forth in his or her employment agreement has been achieved. A credit shall automatically be made to an DFS Participant’s DFS Bonus Account equal to his or her Signing Credit on the DFS Participant’s Crediting Date.

(d) CSR Deferral Amounts when a CSR Participant Receives Base Salary. When a CSR Participant’s compensation is payable in the form of Base Salary, his or her

CSR Deferral Amount for a Plan Year that applies to his or her Base Salary shall be withheld from the CSR Participant’s Base Salary and credited to his or her CSR Deferral Account in accordance with this Section 4.5(d). The Base Salary portion of a CSR Participant’s CSR Deferral Amount for a Plan Year shall be withheld in substantially equal installments, adjusted from time to time to correspond to increases and decreases in Base Salary, on each regularly scheduled Base Salary payment date. A credit shall be made to the CSR Participant’s CSR Deferral Account equal to the amount withheld on each scheduled payment date. The commissions portion of a CSR Participant’s CSR Deferral Amount shall be withheld in substantially equal installments on the dates the commissions would otherwise be paid and a credit shall be made to his or her CSR Deferral Account equal to the amount withheld on the date of the withholding.

(e) CSR Deferral Amounts when a CSR Participant Receives Draw Payments. When a CSR Participant’s compensation is payable in the form of draw payments rather than Base Salary, his or her CSR Deferral Amount for a Plan Year that applies to his or her draw payments shall be withheld from such CSR Participant’s draw payments and credits shall be made to his or her CSR Deferral Account in accordance with this Section 4.5(e). The draw portion of a CSR Participant’s CSR Deferral Amount for a Plan Year shall be withheld from his or her draw payments in substantially equal installments, adjusted from time to time to correspond to increases and decreases in the CSR Participant’s gross draw payments on each draw payment date. A credit shall be made to the CSR Participant’s CSR Deferral Account equal to the amount withheld on each draw payment date. The commission portion of a CSR Participant’s CSR Deferral Amount shall be withheld in substantially equal installments on the dates the commissions would otherwise be paid, and a credit shall be made to the CSR Participant’s CSR Deferral Account on each date of the withholding equal to the amount of commissions withheld on such date.

Section 4.6. Leave of Absence.

(a) Paid Leave. If a Participant, an DFS Participant or a CSR Participant is authorized by his or her Employer to take a paid leave of absence from employment, the Annual Deferral Amount, DFS Deferral Amount or CSR Deferral Amount, as applicable, shall continue to be withheld during such paid leave of absence in accordance with Section 4.5 for a period not to exceed six months or, if longer, the period of such leave of absence as set forth in a written agreement between the Participant, DFS Participant or CSR Participant, as the case may be, and his or her Employer. Upon the expiration of such relevant period, the participant shall be deemed to have a Separation from Service if he or she has not returned to employment before such expiration.

(b) Unpaid Leave. If a Participant, an DFS Participant or a CSR Participant is authorized by his or her Employer to take an unpaid leave of absence from the employment of the Employer for any reason, his or her deferral election shall be cancelled for the remainder of the Plan Year. The Participant, DFS Participant or CSR Participant, as applicable, shall be deemed to have a Separation from Service six months after the beginning of such leave of absence if the duration of the leave is six months or longer, except that if the maximum period of the leave of absence is set forth in a written agreement between the Participant, DFS Participant or CSR Participant, as the case may be, and his or her Employer, the participant shall not have a Separation from Service due to the leave unless he or she does not return to work with an Employer before the expiration of the maximum leave of absence set forth in such agreement.

Section 4.7. Company Contribution Amount.

(a) Employment Agreements. For each Plan Year, the Company shall credit amounts to a Participant’s or an DFS Participant’s Company Contribution Account in accordance with an employment or other agreement entered into between such an individual and his or her Employer. If such an agreement provides that such amounts are subject to a vesting schedule, such amounts credited under the Plan shall be subject to such vesting schedule. Such amounts shall be credited to a participant’s Company Contribution Account on the date or dates prescribed by the applicable agreement. If no Crediting Date is prescribed by an agreement, an amount deferred in a Plan Year shall be credited as of the last day of such Plan Year.

(b) Discretionary. For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit any amount it desires to the Company Contribution Account of any Participant or DFS Participant. The amount so credited may be smaller or larger than the amount credited to the Company Contribution Account of any other Participant or DFS Participant, and the amount credited to any participant’s Company Contribution Account for a Plan Year may be zero, even though one or more other participants are credited with a Company Contribution Amount for that Plan Year. A Company Contribution Amount described in this Section 4.7(b), if any, shall be credited as of the last day of the Plan Year. If a Participant or an DFS Participant is not employed by an Employer as of the last day of a Plan Year, then the Company Contribution

Amount for that Plan Year for such participant shall be zero. Notwithstanding the previous sentence, if a participant’s Retirement occurs within a Plan Year or if he or she dies within a Plan Year, then a pro-rated portion of the Company Contribution Amount for that Plan Year for such participant shall be credited as of the last day of the Plan Year.

Section 4.8. Vesting.

(a) Deferral Account. A Participant shall at all times be 100% vested in his or her Deferral Account.

(b) DFS Deferral Account. An DFS Participant shall at all times be 100% vested in his or her DFS Deferral Account.

(c) CSR Deferral Account. A CSR Participant shall at all times be 100% vested in his or her CSR Deferral Account.

(d) DFS Bonus Account. Except as provided in Section 4.8(i), Section 5.1 and Article VII, an DFS Participant shall become vested in a Signing Credit and the portion(s) of Paid Billings Bonus that are credited to his or her DFS Bonus Account on the date that is the fifth anniversary of the DFS Participant’s Crediting Date that applies to the employment agreement between the DFS Participant and the Employer pursuant to which such Signing Credit and Paid Billings Bonus were awarded, provided, however, that if the DFS Participant is not employed by an Employer on the fifth anniversary of such Crediting Date, then all amounts credited to the DFS Participant’s DFS Bonus Account in respect of such credit and bonus shall be forfeited. An DFS Participant who has a Separation from Service other than by reason of his or her disability (as determined under Section 4.8(f)) or death before he or she becomes vested in amounts attributable to any Signing Credit or Paid Billings Bonus shall forfeit such unvested amounts.

(e) Company Contribution Account. Participants shall become vested in the amounts credited to their Company Contribution Accounts as determined by the Company at the time the amount is so credited. Except as provided in Section 4.8(i), Section 5.1 and Article VII, DFS Participants shall become 100% vested in the amount credited to their Company Contribution Accounts for a Plan Year on the first day of the fifth anniversary of the date such amount was so credited.

(f) DFS Transferred Accounts. DFS Transferred Accounts shall vest in accordance with the terms applicable to such accounts as established under the R. R. Donnelley & Sons Company Global Capital Markets and Global Investment Markets Business Units of the Financial Business Unit Sales Representative Deferred Compensation Plan.

(g) Disability. Notwithstanding Section 4.8(d) and (e), a Participant or DFS Participant who becomes permanently disabled, as determined by the Benefits Committee in its sole discretion, shall become fully vested 60 days after the date he or she begins receiving long term disability benefits under the Company’s long term disability program.

(h) Other Accelerated Vesting. In the event of a Change in Control or upon the Retirement or death of a Participant while such participant is employed by an Employer, his or her Company Contribution Account shall immediately become 100% vested, except to the extent that the Benefits Committee determines in the case of a

Change in Control that the acceleration of vesting would cause the deduction limitations of section 280G of the Code to apply. In the event of a Change in Control or upon an DFS Participant’s Retirement or death while such participant is employed by an Employer, his or her DFS Deferral Account, DFS Bonus Account and Company Contribution Account shall immediately become 100% vested, except to the extent that the Benefits Committee determines in the case of a Change in Control that the acceleration of vesting would cause the deduction limitations of section 280G of the Code to apply. Any participant may request independent verification of the Benefits Committee’s calculations with respect to the application of the deduction limitations of section 280G of the Code. If a participant requests an independent verification, the Benefits Committee must provide him or her within 90 days of such a request an opinion, along with supporting calculations, from a nationally recognized accounting firm (the “Accounting Firm”) selected by the participant, stating that it is the Accounting Firm’s opinion that the vesting of the Company Contribution Account would cause the deduction limitations of section 280G of the Code to apply. The cost of such opinion and calculations shall be paid for by the Company.

(i) Forfeiture for Termination of Employment for Cause or Competition with the Company. Notwithstanding any other provisions of the Plan, all unvested amounts credited to an DFS Participant’s Company Contribution Account and all earnings thereon and all earnings credited to his or her DFS Deferral Account and DFS Bonus Account shall be forfeited (i) if the DFS Participant directly or indirectly becomes employed by or does any work for a competitor of the Company’s financial printing business in the twelve-month period beginning on the first date of the month occurring after the month in which his or her termination of employment with the Company and its affiliates occurs or (ii) the DFS Participant’s employment with the Company or an affiliate is terminated for cause (as determined by the Company in its sole discretion).

Section 4.9. Deemed Investments.

(a) Investment Elections. Each Participant in connection with his or her deferral elections pursuant to Section 4.4 shall elect on the Election Form the percentage, in increments of 1%, of his or her Annual Deferral Amount and Company Contribution Amount that shall be deemed to be invested in one or more Measurement Funds. Each DFS Participant in connection with his or her deferral elections pursuant to Section 4.4 shall elect on the Election Form the percentage, in increments of 1%, of the Base Salary or draw payments and commissions deferred by the DFS Participant, and the Company Contribution Amount credited to his or her Company Contribution Account that shall be deemed to be invested in one or more Measurement Funds. Notwithstanding the foregoing sentence, until an DFS Participant becomes 100% vested in his or her Company Contribution Account, such account shall be credited with earnings periodically throughout the Plan Year based upon the applicable percentage of the annual yield on the first business day of the Plan Year of U.S. Treasury Notes with a maturity of five years, as posted on the Federal Reserve’s website. Prior to the fifth anniversary of the DFS Participant’s Crediting Date that applies to the employment agreement between the DFS Participant and the Employer pursuant to which a Signing Credit or a Paid Billings Bonus was awarded, the DFS Participant shall elect, on the form and at the time and manner determined solely by the Committee in its discretion, the whole percentage or dollar amounts of such Signing Bonus and Paid Billings Bonus that shall be deemed to be invested in one or more Measurement Funds. Each CSR Participant in connection with his or her deferral elections pursuant to Section 4.4 shall elect on the Election Form the percentage, in increments of 1%, of the Base Salary or draw payments and commissions deferred by the CSR Participant that shall be deemed invested in one or more Measure Funds. If a Participant, an DFS Participant or a CSR Participant does not elect any Measurement Fund, such amounts credited to his or her account(s) shall automatically be deemed invested in the lowest-risk Measurement Fund (the “default Measurement Fund”), as determined by the Benefits Committee in its sole discretion.

(b) Changing Investments. A Participant, an DFS Participant or a CSR Participant may elect, by use of any medium approved by the Benefits Committee, to change the portion of the balance(s) of his or her account(s) that is deemed to be invested in one or more Measurement Funds by specifying the whole percentage of such amounts or account balances that is to be deemed invested in each Measurement Fund. Any such election shall apply as of the first business day deemed reasonably practicable by the Benefits Committee, in its sole discretion, and shall continue to apply thereafter for each subsequent day in which the participant participates in the Plan, unless changed in accordance with the previous sentence.

(c) Selection of Measurement Funds. The Benefits Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund at any time. Each discontinuance, substitution or addition of a Measurement Fund shall take effect as of the first day of the first calendar month that begins at least 30 days after the day on which the Benefits Committee gives Participants, DFS Participants and CSR Participants written notice of such discontinuance, substitution or addition.

(d) Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) shall be determined by the Director of Global Trust Investments, in its reasonable discretion, based on the performance of the investment vehicles upon which the Measurement Funds are based. In determining the value of each Measurement Fund, the Benefits Committee may establish the value of the Measurement Fund at a lower amount than the investment vehicle upon which such Measurement Fund is based to take into account expenses incurred in the administration of the Plan. Each Participant’s Account, each DFS Participant’s DFS Account and each CSR Participant’s CSR Account shall be credited or debited on each business day to the extent values are available for the investments upon which the Measurement Funds elected (or the default Measurement Fund deemed elected) by him or her are based.

(e) No Actual Investment. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Measurement Funds, as well as the rate based upon the U.S. Treasury Notes with a maturity of five years in the case of Company Contribution Accounts of DFS Participants who are not 100% vested in such accounts, are to be used for measurement purposes only and shall not be considered or construed in any manner as an actual investment of a Participant’s Account, an DFS Participant’s DFS Account or a CSR Participant’s CSR Account. In the event that the Company or the Trustee decides to invest funds of the Trust in any or all of the investments on which the Measurement Funds are based or in U.S. Treasury Notes with a maturity of five years, no Participant, DFS Participant or CSR Participant shall have any rights in or to such investments. Without limiting the foregoing, each Participant’s Account, each DFS Participant’s DFS Account and each CSR Participant’s CSR Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust.

(f) DFS Transferred Accounts. Earnings shall be credited to the balance of each DFS Transferred Account periodically throughout the Plan Year based upon the applicable percentage of the annual yield on the first business day of the Plan Year of United States Treasury Notes with a maturity of five years, as posted on the Federal Reserve’s website. If an DFS Account is distributed to an accountholder as of any day other than January 1st, then the DFS Account shall be credited with an amount representing earnings based upon the number of whole months during the Plan Year prior to the date of distribution. Each DFS Transferred Account shall at all times be a bookkeeping entry only and shall not represent any investment made on behalf of the accountholder.

(g) Unvested Signing Bonuses and Paid Billings Bonuses. Until an DFS Participant’s Signing Credit(s) and earned Paid Billings Bonus(es) become vested pursuant to Section 4.8, an amount representing earnings in respect of such Signing Credit(s) and Paid Billings Bonus(es) shall be credited to his or her DFS Bonus Account periodically throughout the Plan Year based upon the applicable percentage of the annual yield on the first business day of the Plan Year of United States Treasury Notes with a maturity of five years, as posted on the Federal Reserve’s website. If an DFS Bonus Account is distributed to an accountholder as of any day other than January 1st, then the DFS Bonus Account shall be credited with an amount representing earnings based upon the number of whole months during the Plan Year prior to the date of distribution.

(h) Unsecured Creditors. Participants, DFS Participants and CSR Participants shall at all times be unsecured creditors of the Employers.

Section 4.10. No Crediting to Accounts After Distribution. Notwithstanding any provision in the Plan to the contrary, should the complete distribution of a Participant’s vested Account balance, an DFS Participant’s vested DFS Account balance or a CSR Participant’s vested CRS Account balance occur before the date on which any amount would otherwise be credited to such account, such amount, other than a Company Contribution Amount, shall be paid to the former Participant, former DFS Participant or former CSR Participant, as the case may be, on or before the March 15th occurring immediately after the end of the Plan Year in which such amount would have been credited to the account. Any Company Contribution Amount that otherwise would have been credited to a Company Contribution Account of a Participant or DFS Participant and any amount representing earnings that would otherwise have been credited to a Company Contribution Account, a Deferral Account, DFS Deferral Account, an DFS Transferred Account or a CSR Deferral Account after the Distribution Date shall be forfeited.

Section 4.11. FICA and Other Taxes.

(a) Annual Deferral Amounts, DFS Deferral Amounts and CSR Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant’s current compensation, the Participant’s Employer shall withhold, in a manner determined by the Company, from the Participant’s Base Salary and Annual Bonus that are not being deferred, as applicable, the Participant’s share of FICA and other taxes on such Annual Deferral Amount. For each Plan Year in which an DFS

Deferral Amount is being withheld from an DFS Participant’s current compensation, the DFS Participant’s Employer shall withhold, in a manner determined by the Company, from the DFS Participant’s Base Salary or draw payments that are not being deferred the DFS Participant’s share of FICA and other taxes on such DFS Deferral Amount. For each Plan Year in which a CSR Deferral Amount is being withheld from a CSR Participant’s current compensation, the CSR Participant’s Employer shall withhold, in a manner determined by the Company, from the CSR Participant’s Base Salary or draws payments that are not being deferred the CSR Participant’s share of FICA and other taxes on such CSR Deferral Amount. If deemed necessary, the Benefits Committee may reduce any Annual Deferral Amount, DFS Deferral Amount or CSR Deferral Amount in order to comply with this Section 4.11(a).

(b) Company Contribution Account. When a Participant or an DFS Participant becomes vested in a Company Contribution Amount that had been credited to his or her Company Contribution Account for a Plan Year, his or her Employer shall withhold from the portion of his or her current compensation that is not deferred his or her share of FICA and other taxes due on such vested amount. If deemed necessary, the Benefits Committee may reduce the vested portion of such Company Contribution Account in order to satisfy the taxes due as a result of such vesting.

(c) Distributions. Each Participant’s, DFS Participant’s and CSR Participant’s Employer, or the Trustee, shall withhold from any payments under the Plan made to such Participant, DFS Participant or CSR Participant, as the case may be, all federal, state and local income, employment and other taxes required to be withheld by the Employer or the Trustee, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company or the Trustee.

Section 4.12. Spin-Off. Pursuant to the terms of the Separation Agreement, as of the Effective Date, the Company assumed, and transferred to the Plan, all assets, liabilities and obligations of R. R. Donnelley & Sons Company under the RRD Plan with respect to any Transferred Donnelley Financial Participant, and any such obligations shall be administered and paid under the terms of this Plan; provided, however, that all deferral, investment and distribution elections made by such Transferred Donnelley Financial Participants under the RRD Plan with respect to any Plan Year occurring prior to the Effective Date and the Plan Year in which the Effective Date occurs will continue to apply and shall be administered under this Plan. All service and compensation that would be taken into account for purposes of determining the amount of a Transferred Donnelley Financial Participant’s benefit under the RRD Plan as of the Effective Date shall be taken into account for the same purposes under this Plan. For the avoidance of doubt, no Transferred Donnelley Financial Participant shall be treated as incurring a Separation from Service, Retirement or similar event for purposes of determining the right to a distribution, benefits or any other purpose under the Plan as a result of the Spin-Off or the transfer of the Transferred Donnelley Financial Participant’s employment to the Company or any subsidiary of the Company. As of the Effective Date, the Plan shall assume and honor the terms of all domestic relations orders in effect under the RRD Plan in respect of Transferred Donnelley Financial Participants.

ARTICLE V

RETIREMENT BENEFIT

Section 5.1. Retirement Benefit. Notwithstanding Section 4.8(e), each Participant shall become fully vested in his or her Company Contribution Account balance as of the first day of the Plan Year immediately following the Plan Year in which the date of his or her Retirement occurs. Notwithstanding Section 4.8(d) and (e), each DFS Participant shall become fully vested in his or her DFS Deferral Account, DFS Bonus Account and Company Contribution Account upon his or her Retirement. A Participant’s or an DFS Participant’s Company Contribution Account balance shall be determined as of the close of business on the business day immediately preceding the Distribution Date.

Section 5.2. Time and Form of Retirement Benefit Payment. Each Participant, DFS Participant and CSR Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive his or her Account balance, DFS Account balance or CSR Account balance, as applicable, and with respect to an DFS Participant, any DFS Transferred Account balance, on account of Retirement in a cash lump sum or pursuant to the Quarterly Installment Method for a maximum period of 15 years. Subject to Section 9.2, payment of a Participant’s Account balance, an DFS Participant’s DFS Account balance or a CSR Participant’s CSR Account balance, and, with respect to an DFS Participant, any DFS Transferred Account balance, on account of such participant’s Retirement shall be made, or shall commence, within 60 days of the Distribution Date according to his or her direction on the most recently filed Election Form, provided that the conditions set forth in Article IX are satisfied, and provided further that if the amount of such Account, DFS Account or CSR Account and, with respect to an DFS Participant any DFS Transferred Account, added together with the interests of the Participant, DFS Participant or CSR Participant, as the case may be, under all other plans and arrangements of the same type within the meaning of Treasury Regulation § 1.409A-1(c)(2), is not greater than the then applicable dollar limit under section 402(g)(1)(B) of the Code, then the Participant’s Account balance, the DFS Participant’s DFS Account or the CSR Participant’s CSR Account, as the case may be, and, with respect to an DFS Participant, any DFS Transferred Account, shall be paid in a cash lump sum on the applicable Distribution Date. If there is no valid election regarding the form of payment on account of Retirement (or the election does not satisfy the conditions set forth in Article IX), then the account balance(s) shall be paid, subject to Section 9.2, in a cash lump sum within 60 days of the applicable Distribution Date.

ARTICLE VI

SEPARATION FROM SERVICE BENEFIT

Section 6.1. Separation from Service Benefit. Each Participant who has a Separation from Service shall be entitled to receive his or her vested Account balance calculated as of the close of business on the business day immediately preceding the Participant’s Distribution Date. Each DFS Participant who has a Separation from Service shall be entitled to receive his or her vested DFS Account balance and DFS Transferred Account balance, if any, on the second anniversary of his or her date of Separation from Service, except that if an DFS Participant performs services for a competitor of the Company before such second anniversary, then the DFS Participant shall be entitled to receive his or her vested DFS Account balance and DFS Transferred Account balance, if any, on the later of (i) the second anniversary of his or her date of Separation from Service and (ii) the date on which he or she attains age 55. Each CSR Participant who has a Separation from Service shall be entitled to receive his or her CSR Account balance, calculated as of the close of business on the business day immediately preceding the CSR Participant’s Distribution Date.

Section 6.2. Time and Form of Separation from Service Benefit Payment. Each Participant, DFS Participant and CSR Participant in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive his or her vested Account balance, vested DFS Account balance or CSR Account balance, as the case may be, and, with respect to an DFS Participant, any DFS Transferred Account, on account of his or her Separation from Service in a cash lump sum or pursuant to the Quarterly Installment Method for a maximum period of five years. Subject to Section 9.2, payment of a Participant’s vested Account balance, an DFS Participant’s vested DFS Account balance or a CSR Participant’s CSR Account balance, and, with respect to an DFS Participant, any DFS Transferred Account balance, on account of his or her Separation from Service shall be made, or shall commence, within 60 days of the Distribution Date according to his or her direction on the most recently filed Election Form, provided that the conditions set forth in Article IX are satisfied, and provided further that if the amount of such Account, DFS Account or CSR Account and, with respect to an DFS Participant, any DFS Transferred Account, added together with the interests of the Participant, DFS Participant or CSR Participant, as applicable, under all other plans and arrangements of the same type within the meaning of Treasury Regulation § 1.409A-1(c)(2), is not greater than the then applicable dollar limit under section 402(g)(1)(B) of the Code, then the Participant’s Account balance, the DFS Participant’s DFS Account balance or the CSR Participant’s CSR Account balance, as the case may be, and, with respect to an DFS Participant, any DFS Transferred Account, shall be paid in a cash lump sum on the applicable Distribution Date. If there is no valid election regarding the form of payment on account of his or her Separation from Service (or the election does not satisfy the conditions set forth in Article IX), then the vested account balance(s) shall be paid, subject to Section 9.2, in a cash lump sum within 60 days of the applicable Distribution Date.

ARTICLE VII

CHANGE IN CONTROL BENEFIT

Section 7.1. Change in Control Benefit. Each Participant, DFS Participant and CSR Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether to (i) receive a Change in Control Benefit or (ii) have his or her account balance(s) remain in the Plan, subject to its terms and conditions, upon the occurrence of a Change in Control. If a Participant, an DFS Participant or a CSR Participant does not timely submit an election with respect to the payment of the Change in Control Benefit, then such Participant’s, DFS Participant’s or CSR Participant’s account balance(s) shall remain in the Plan upon a Change in Control and shall continue to be subject to the terms and conditions of the Plan.

Section 7.2. Time and Form of Change in Control Benefit Payment. The Change in Control Benefit for a Participant or a CSR Participant shall be equal to the Participant’s Account balance or the CSR Participant’s CSR Account balance, as applicable, calculated as of the close of business on the date of the Change in Control, and shall be paid in a cash lump sum within 60 days of the Participant’s or CSR Participant’s Distribution Date. A DFS Participant’s Change in Control Benefit shall be equal to the DFS Participant’s DFS Account balance and DFS Transferred Account balance, if any, calculated at the same time and paid in the same form and within the same time period as the vested Account balance of a Participant with respect to whom a Change in Control occurred.

ARTICLE VIII

SCHEDULED DISTRIBUTIONS; UNFORESEEABLE EMERGENCY PAYMENTS

Section 8.1. Scheduled Distributions. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution from the Plan with respect to all or a portion of such Annual Deferral Amount, adjusted for deemed earnings and losses. In connection with each election to defer an DFS Deferral Amount, an DFS Participant may irrevocably elect to receive a Scheduled Distribution from the Plan with respect to all or a portion of such DFS Deferral Amount, adjusted for deemed earnings and losses. In connection with each election to defer a CSR Deferral Amount, a CSR Participant may irrevocably elect to receive a Scheduled Distribution from the Plan with respect to all or a portion of such CSR Deferral Amount, adjusted for deemed earnings and losses. A Scheduled Distribution shall be paid in cash lump sum, calculated as of the close of business on the Distribution Date, in an amount equal to the portion of the Annual Deferral Amount, DFS Deferral Amount or CSR Deferral Amount that the participant elected to have distributed in a Scheduled Distribution. Subject to the other terms and conditions of the Plan, including Section 9.2, each Scheduled Distribution shall be paid within 60 days of the date of the Distribution Date.

Section 8.2. Other Payments Take Precedence Over Scheduled Distributions. If a Distribution Date occurs that triggers a payment under Article V, VI, VII or X or a payment is to be made pursuant to Section 8.3, then any amount subject to a Scheduled Distribution election shall not be paid in accordance with Section 8.1, to the extent it is payable pursuant to such other applicable Article or Section 8.3. If a payment on account of an Unforeseeable Emergency is to be made pursuant to Section 8.3, then, to the extent necessary to satisfy the Unforeseeable

Emergency, any amount subject to a Scheduled Distribution election shall not be paid in accordance with Section 8.1, but shall be paid in accordance with Section 8.3. Notwithstanding the foregoing, the Benefits Committee shall interpret this Section 8.2 in a manner that is consistent with applicable law.

Section 8.3. Unforeseeable Emergency.

(a) In General. A Participant, an DFS Participant or a CSR Participant who experiences an Unforeseeable Emergency may file a request with the Benefits Committee to receive a distribution from his or her vested Account balance, vested DFS Account balance or CSR Account balance, as the case may be, equal to an amount reasonably necessary to satisfy his or her emergency financial need and pay any taxes and penalties reasonably anticipated as a result of the distribution. The Executive Vice President, Chief Human Resource Officer, in his or her sole discretion, shall determine whether the Participant, DFS Participant or CSR Participant, as applicable, has experienced an Unforeseeable Emergency. The Benefits Committee shall not make a distribution on account of an Unforeseeable Emergency to the extent that the Executive Vice President, Chief Human Resource Officer determines that the emergency need may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the assets of the Participant, DFS Participant or CSR Participant, as the case may be (to the extent such liquidation would not cause severe financial hardship), or by cessation of the participant’s deferrals under the Plan. In making his or her determination, the Executive Vice President, Chief Human Resource Officer is not required to consider any amounts that are available under a tax-qualified plan (including any amount that may be available by obtaining a loan under such a plan) or under another nonqualified deferred compensation plan. The payment of any amount under this Section 8.3 shall be subject to Section 9.2. If the Executive Vice President, Chief Human Resource Officer, grants a request for a payment on account of an Unforeseeable Emergency, then the deferral election of the requesting participant shall be cancelled for the remainder of the Plan Year or, if longer, for six months.

(b) Coordination with 401(k) Plan. If a Participant, an DFS Participant or a CSR Participant receives a hardship distribution within the meaning of Treasury Regulation § 1.401(k)-1(d)(3) under the RR Donnelley & Sons Company Savings Plan or any other plan with a cash or deferred arrangement within the meaning of section 401(k) of the Code that is maintained by an Employer or an Affiliate, then his or her deferral election under the Plan shall be cancelled, and he or she shall not be permitted to defer any amounts under the Plan for a period of six months after the receipt of the hardship distribution. The Employee shall be again eligible to defer compensation under the Plan upon the expiration of such six-month period if he or she is then eligible to participate.

ARTICLE IX

CHANGES IN THE FORM OR TIMING OF PAYMENTS

Section 9.1. Election Changes. Each Participant, DFS Participant and CSR Participant may change the form or timing of a payment of his or her vested account balance(s) only in accordance with this Section 9.1. Such an individual who wishes to change the time or form of a previously elected payment must submit a new Election Form to the Benefits Committee, in accordance with any rules and procedures established by the Benefits Committee, at least 12 months before the payment would otherwise be made, except that any change in the form of Retirement payment must be made before the individual attains age 50. The first payment pursuant to a new election must be at least five years after the time the payment would otherwise have been made, and the new election shall have no effect until at least 12 months after the date on which such election is made.

Section 9.2. Other Changes.

(a) Section 162(m). The Company shall delay a payment to a Participant, an DFS Participant or a CSR Participant to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Employer of such individual would not be permitted fully to deduct the payment under section 162(m) of the Code, provided that the payment is made, at the Company’s discretion, either (i) during the first taxable year of the individual in which the Company reasonably anticipates that the payment would be deductible for such year or (ii) during the period beginning with the date of the Separation from Service or Retirement of the individual and ending on the later of (w) the last day of the Employer’s taxable year in which the such Separation from Service or Retirement occurs and (x) the fifteenth day of the third month following such Separation from Service or Retirement. If a payment is delayed to a date on or after such Separation from Service or Retirement, however, and the individual is a Specified Employee on the date of his or her Separation from Service or Retirement, then the payment shall be treated as a payment on account of the his or her Separation from Service or Retirement. Thus, in the case of a delayed payment to such an individual, the payment shall be made during the period beginning with the date that is six months after such Separation from Service or Retirement and ending on the later of (y) the last day of the Employer’s taxable year in which occurs the last day of the sixth month period beginning on the date after such Separation from Service or Retirement and (z) the fifteenth day of the third month following the last day of the sixth month beginning on the date after such Separation from Service or Retirement. The Participant’s Account, the DFS Participant’s DFS Account and any DFS Transferred Account, or the CSR Participant’s CSR Account, as applicable, shall continue to be adjusted in accordance with Section 4.9 until it is fully paid.

(b) Payment upon Income Inclusion Under Section 409A. To the extent an amount deferred under the Plan is included in the income of a Participant, an DFS Participant or a CSR Participant as a result of a failure to comply with section 409A of the Code, the Plan shall distribute to the Participant, DFS Participant or CSR Participant, as the case may be, in the year of inclusion an amount equal to the lesser of the amount included in his or her income and the amount of the Participant’s vested Account balance, the DFS Participant’s vested DFS Account balance and any DFS Transferred Account or the CSR Participant’s CSR Account, as applicable.

(c) Payments That Would Violate Applicable Law. If the Company reasonably anticipates that a payment would violate a federal securities law or other applicable law, then the payment shall be delayed until the earliest date the Company reasonably anticipates that the payment can be made without a violation of law.

ARTICLE X

DEATH BENEFIT

Section 10.1. Death Benefit. In the case of a Participant, an DFS Participant or a CSR Participant who dies before his or her vested account balance(s) have been paid in full, his or her Beneficiary shall be entitled to receive the remainder of such vested account balance(s), calculated as of the close of business of the business day immediately preceding the Distribution Date of such Participant, DFS Participant or CSR Participant.

Section 10.2. Payment of Death Benefit. The Death Benefit in respect of a Participant, an DFS Participant or a CSR Participant shall be paid to his or her Beneficiary in a cash lump sum within 60 days of the Distribution Date.

ARTICLE XI

BENEFICIARY DESIGNATION

Section 11.1. Beneficiary Designation. Each Participant, DFS Participant and CSR Participant shall have the right, at any time, to designate his or her Beneficiary (primary, as well as contingent) to receive his or her vested account balance(s) upon such participant’s death. Each participant shall designate his or her Beneficiary by completing and signing the Beneficiary designation form and returning it to the Benefits Committee or its designated agent. Each participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary designation form and the Benefits Committee’s rules and procedures, as in effect from time to time. If a participant designates more than one person to be his or her primary Beneficiary and one or more of those persons predeceases such participant, then the share of such deceased person(s) shall be allocated pro rata to such surviving persons.

Section 11.2. Spousal Consent. If a Participant, an DFS Participant or a CSR Participant names someone other than his or her spouse as a Beneficiary, then the Benefits Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Benefits Committee, executed by such spouse and returned to the

Benefits Committee. Upon the acceptance by the Benefits Committee of a new Beneficiary designation form from a participant, all Beneficiary designations previously filed by such participant shall be canceled. The Benefits Committee shall be entitled to rely on the last Beneficiary designation form filed by a participant and accepted by the Benefits Committee prior to his or her death.

Section 11.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Benefits Committee or its designated agent.

Section 11.4. No Beneficiary Designation. If a Participant, an DFS Participant or a CSR Participant fails to designate a Beneficiary or, if no Beneficiary survives the participant (or if no Beneficiary survives until the complete distribution of the Participant’s vested Account balance, the DFS Participant’s vested DFS Account balance and any DFS Transferred Account balance or the CSR Participant’s CSR Account balance), then the participant’s Beneficiary shall be deemed to be his or her surviving spouse. If the deceased Participant, DFS Participant or CSR Participant has no surviving spouse, then the Participant’s vested Account balance, the DFS Participant’s vested DFS Account balance and any vested DFS Transferred Account balance or the CSR Participant’s CSR Account balance, as the case may be, shall be payable to the executor or personal representative of the deceased participant’s estate.

Section 11.5. Discharge of Obligations. The payment of a deceased Participant’s vested Account balance, a deceased DFS Participant’s DFS Account and any DFS Transferred Account or a deceased CSR Participant’s CSR Account balance to his or her Beneficiary shall fully and completely discharge all Employers and the Benefits Committee from all obligations under the Plan with respect to such Participant, DFS Participant or CSR Participant.

ARTICLE XII

PLAN AMENDMENT, TERMINATION OR LIQUIDATION

Section 12.1. Amendment. The Company shall have the right, at any time, to amend the Plan in whole or in part by the action of its board of directors, its Human Resources Committee or the Benefits Committee; provided, however, that: (i) no amendment shall be effective to decrease the value of a Participant’s Account balance, an DFS Participant’s DFS Account balance and the balance of any DFS Transferred Account or a CSR Participant’s CSR Account balance (the value of such balance(s) calculated as if the participant had experienced a Separation from Service as of the effective date of the amendment) and (ii) no amendment to this Section 12.1 or Section 13.2 after a Change in Control shall be effective, and provided further, that the Company’s Executive Vice President, Chief Human Resources Officer shall have the right to amend the Plan, but only to the extent that such amendment: (i) is required or deemed advisable as the result of legislation or regulation; (ii) concerns solely routine ministerial or administrative matters; or (iii) does not concern routine ministerial or administrative matters but does not materially increase any cost to any Employer. No amendment to the Plan shall affect any Participant, DFS Participant, CSR Participant or Beneficiary who has become entitled to the payments under the Plan on or before the earlier of (i) the date of the amendment and (ii) the effective date of the amendment.

Section 12.2. Termination and Liquidation of Plan. The Plan may be terminated and payments hereunder may be accelerated in connection with the termination of the Plan (such payment acceleration referred to herein as a “liquidation” of the Plan) only if the conditions of subsection (a), (b), (c) or (d) of this Section 12.2 are satisfied. Until 60 days before the Plan is completely liquidated, or such other time reasonably anticipated by the Benefits Committee to permit an orderly liquidation of the Plan, the Measurement Funds available to Participants, DFS Participants and CSR Participants immediately before the termination of the Plan shall be comparable in number and type to those Measurement Funds available in the Plan Year preceding the Plan Year in which the termination of the Plan becomes effective.

(a) Corporate Dissolution or Bankruptcy Court Approval. The Company may terminate and liquidate the Plan with respect to Participants, DFS Participants and CSR Participants who are Employees of one or more Employers (i) within 12 months of the dissolution of such Employer(s) that is taxed to stockholders under section 331 of the Code or (ii) with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that all payments to each affected Participant, DFS Participant and CSR Participant are included in his or her gross income at the earlier of (x) the taxable year in which the payment is actually or constructively received by him or her and (y) the latest of the following: (1) the calendar year in which the Plan termination and liquidation occurs; (2) the first calendar year in which the amount of the payment is no longer subject to a substantial risk of forfeiture; and (3) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Plan may be terminated and liquidated with respect to Participants, DFS Participants and CSR Participants who are Employees of an Employer that experiences a Change in Control at any time within 30 days before and 12 months after such Change in Control by the person who after the Change in Control is primarily liable for the payments under the Plan, provided that all plans, agreements and other arrangements that are of the same type (within the meaning of Treasury Regulation § 1.409A-1(c)(2)) as the Plan are terminated and liquidated with respect to each Participant, DFS Participant and CSR Participant affected by the Change in Control, and provided further that all such Participants, DFS Participants and CSR Participants receive all compensation deferred under the Plan and all plans, agreements and other arrangements of the same type as the Plan within 12 months of the date all necessary actions to terminate and liquidate the Plan and such other plans, agreements and arrangements are irrevocably taken by the person primarily responsible for the payments thereunder.

(c) No New Plan for Three Years. The Company may liquidate and terminate the Plan with respect to one or more Employers only if the following five conditions are satisfied: (i) there is not a downturn in the financial health of such Employer(s); (ii) all plans, programs and arrangements of the same type (within the meaning of Treasury Regulation § 1.409A-1(c)(2)) as the Plan in which any Participant, DFS Participant or CSR Participant employed by such Employer(s) participates are also terminated and liquidated; (iii) no payments are made under the Plan within 12 months following the date the Company terminates the Plan with respect to such Employer(s), other than payments that would be made if the Plan had not been terminated with the intent to liquidate the Plan; (iv) all payments are made within 24 months following the date of Plan termination; and (v) such Employer(s) do not establish a new plan of the same type for those Employees of such Employer(s) who had participated in the Plan within the three year period following the date the Company takes all necessary action to terminate and liquidate the Plan with respect to such Employer(s).

(d) Other Permissible Events. The Company may terminate and liquidate the Plan upon any other event or condition that the Internal Revenue Service may provide in a regulation, ruling or notice or other publication in the Internal Revenue Bulletin.

Section 12.3. Effect of Payment. The full payment of a Participant’s vested Account balance, an DFS Participant’s vested DFS Account and any DFS Transferred Account and a CSR Participant’s CSR Account balance shall completely discharge all obligations to such Participant, DFS Participant or CSR Participant and his or her Beneficiary under the Plan, and the Participant’s, DFS Participant’s or CSR Participant’s Plan Agreement shall terminate.

ARTICLE XIII

ADMINISTRATION

Section 13.1. Benefits Committee. Except as otherwise provided in this Article XIII, the Plan shall be administered by the Benefits Committee.

(a) Members. Treasurer and Vice President shall be members of the Benefits Committee. The Benefits Committee may appoint additional members to the Benefits Committee and may replace vacancies pursuant to procedures established in its by-laws.

(b) Benefits Committee Duties and Actions. The Benefits Committee shall have the authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, (ii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan, and (iii) take any action as may be required or advisable for the proper administration of the Plan. Any individual serving on the Benefits Committee who is a Participant, an DFS Participant or a CSR Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Benefits Committee shall be entitled to rely on information furnished by a Participant, an DFS Participant, a CSR Participant or the Company. Any action taken by the Benefits Committee with respect to any one or more Participants, DFS Participants or CSR Participants shall not be binding on the Benefits Committee as to any action to be taken with respect to any other participant. Each determination required or permitted under the Plan shall be made by the Benefits Committee in its sole and absolute discretion. The members of the Benefits Committee may allocate their responsibilities and may designate any other person or committee, including employees of the Company, to carry out any of their responsibilities with respect to administration of the Plan.

Section 13.2. Administration Upon Change In Control. Upon and after the occurrence of a Change in Control, the Plan shall be administered by an independent third party selected by the Trustee and approved by the individual who, immediately prior to the Change in Control, was the Company’s highest ranking officer (the “Ex-CEO”). Such independent third party (the “Administrator”) shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations. Upon a Change in Control and for a period of three years thereafter, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon a Change in Control and for a period of three years thereafter, the Company may not terminate the services of the Administrator.

Section 13.3. Agents. In the administration of the Plan, the Benefits Committee or, if applicable, the Administrator, may from time to time employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

Section 13.4. Binding Effect of Decisions. Any decision or action of the Benefits Committee or, if applicable, the Administrator, with respect to any matter arising out of or in connection with the administration, interpretation and application of the Plan shall be final, binding and conclusive upon all persons having any interest in the Plan and all persons claiming under any Participant, DFS Participant, CSR Participant, former Participant, former DFS Participant, former CSR Participant or Beneficiary.

Section 13.5. Indemnity. The Company shall: (i) pay all reasonable administrative expenses and fees of the Benefits Committee or, if any, the Administrator; and (ii) indemnify and hold harmless the Benefits Committee or, if any, the Administrator (or any agent or delegate of either the Benefits Committee or the Administrator) against any and all claims, losses, damages, costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of its duties hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Benefits Committee or, as applicable, the Administrator, or the employees, delegates or agents of either.

Section 13.6. Employer Information. To enable the Benefits Committee or, as the case may be, the Administrator, to perform its functions, the Company and each Employer shall supply full and timely information to the Benefits Committee or the Administrator as requested, on all matters relating to the compensation of the Participants, DFS Participants and CSR Participants, the date and circumstances of the Retirement, disability, death or Separation from Service of the Participants, DFS Participants and CSR Participants, and such other pertinent information as the Benefits Committee or Administrator may reasonably require.

ARTICLE XIV

COORDINATION WITH OTHER BENEFITS

The benefits provided to a Participant, an DFS Participant or a CSR Participant or to his or her Beneficiary under the Plan are in addition to any other benefits available to such Participant, DFS Participant, CSR Participant or Beneficiary under any other plan or program for employees of such Participant’s, DFS Participant’s or CSR Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE XV

CLAIMS AND APPEALS PROCEDURES

Section 15.1. Authority to Submit Claims. Any Participant, DFS Participant, CSR Participant or Beneficiary who believes that he or she is entitled to a payment under the Plan, including a payment greater than the payment initially determined by the Benefits Committee, may (or his or her duly authorized representative may) file a Claim in writing with the Benefits Committee. The Benefits Committee shall determine whether an individual is duly authorized to act on behalf of a Participant, DFS Participant, CSR Participant or Beneficiary in connection with the Claim and may establish reasonable procedures for making such a determination. Any such Participant, DFS Participant, CSR Participant, Beneficiary or duly authorized representative is referred to in the Plan as a Claimant.

Section 15.2. Procedure for Filing a Claim. In order for a communication from a Claimant to constitute a valid Claim, the communication must be delivered to the Benefits Committee in writing on the form designated by the Benefits Committee or in such other form as may be acceptable to the Benefits Committee.

Section 15.3. Initial Claim Review. The initial Claim review shall be conducted by the Benefits Committee, with or without the presence of the Claimant, as determined by the Benefits Committee in its discretion. The Benefits Committee shall consider the applicable terms and provisions of the Plan, information and evidence that is presented by the Claimant and any other information the Benefits Committee deems relevant. In reviewing the Claim, the Benefits Committee shall also consider determinations made within the immediately preceding 24 months of Claims of similarly situated Claimants.

Section 15.4. Claim Determination.

(a) The Benefits Committee shall make a Determination regarding a Claim and notify the Claimant of such Determination within a reasonable period of time, but in any event (except as described in Section 15.4(b) below) within 90 days after the Benefits Committee receives the Claim.

(b) The Benefits Committee may extend the period for making a Determination to a maximum of 90 additional days if the Benefits Committee determines that circumstances require an extension of time. The Benefits Committee shall notify the Claimant before the end of the initial 90-day period of the circumstances requiring the extension of time and the date by which the Benefits Committee expects to render a Determination.

Section 15.5. Manner and Content of Notification of Adverse Determination of a Claim. The Benefits Committee shall provide a Claimant with written or electronic notice of an Adverse Determination. Such notice shall:

(i)	specify the specific reason or reasons for the Adverse Determination;

(ii)	reference the specific provision(s) of the Plan on which the Adverse Determination is based;

(iii)	describe any additional material or information necessary for the Claimant to perfect the Claim and explain of why such material or information is necessary; and

(iv)	describe the Plan’s appeal procedure and the time limits applicable to such procedure, and include a statement describing the Claimant’s right to bring a civil action under section 502(a) of ERISA after an Adverse Determination of an appeal of a Claim.

Section 15.6. Procedure for Filing an Appeal of an Adverse Determination. In order for a communication from a Claimant to constitute a valid appeal, the communication must be submitted by a Claimant in writing on the form designated by the Benefits Committee, or in such other form as may be acceptable to the Benefits Committee, and delivered to the Benefits Committee within 60 days of the Claimant’s receipt of the notice of the Adverse Determination on the Claim. If the Benefits Committee does not receive a valid appeal within 60 days of the delivery to the Claimant of the notice of the Adverse Determination for the related Claim, the Claimant shall be barred from filing an appeal of such Claim and he or she shall be deemed to have failed to exhaust all administrative remedies under the Plan.

Section 15.7. Appeal Procedure. An appeal of an Adverse Determination shall be conducted by the Benefits Committee, with or without the presence of the Claimant, as determined by the Benefits Committee in its discretion. The Benefits Committee shall consider the applicable terms and provisions of the Plan, information and evidence that is presented by the

Claimant (including all comments, documents, records and other information submitted by the Claimant without regard to whether such information was submitted or considered in the initial Determination) and any other information the Benefits Committee deems relevant. The Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all relevant documents and shall be allowed to submit any supporting comments, documents, records and other information.

Section 15.8. Timing and Notification of the Determination of an Appeal.

(a) The Benefits Committee shall make a Determination regarding an appeal and notify the Claimant of its Determination within a reasonable period of time, but in any event (except as described in Section 15.8(b) below) within 60 days after the Benefits Committee receives the appeal.

(b) The Benefits Committee may extend the period for making the Determination of the appeal of denied Claim to a maximum of 60 additional days if the Benefits Committee determines that circumstances require an extension of time. The Benefits Committee shall notify the Claimant before the end of the initial 60-day period of the circumstances requiring the extension of time and the date by which the Benefits Committee expects to render a decision. If such an extension is due to a failure of the Claimant to submit information necessary to decide the appeal, the period in which the Benefits Committee is required to make a decision shall be tolled by the Benefits Committee from the date on which the Benefits Committee notifies the Claimant until the date the Benefits Committee has received the requested information from the Claimant. If the Claimant fails to respond to the Benefits Committee’s request for additional information within a reasonable time, the Benefits Committee may, in its discretion, render a Determination on the appeal based on the record before the Benefits Committee.

Section 15.9. Manner and Content of Notification of Adverse Determination of Appeal. The Benefits Committee shall provide a Claimant with written or electronic notice of any Adverse Determination of an appeal of a denial of a Claim. Such notice shall:

(i)	specify the reason or reasons for the Adverse Determination;

(ii)	reference the specific provision(s) of the Plan on which the Adverse Determination is based;

(iii)	state that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents; and

(iv)	state that the Claimant has a right to bring a civil action under section 502(a) of ERISA.

Section 15.10. Delivery and Receipt. For purposes of the Article XV, any notice, Claim or document may be delivered in person; provided, however, that any notice sent by the Benefits Committee related to a Claim may be sent by facsimile or by electronic mail if there is a verifiable confirmation that such notice was received and the facsimile or electronic mail is followed by a hard copy sent by next business day courier service no later than the next business day. Any Claim or document sent to a Claimant shall be sent to the Claimant’s last known address. Any Claim or document that satisfies the requirements described in this Section 15.10 shall be deemed delivered and received on the earlier of (a) the date of its actual receipt, if receipt is evidenced in writing, (b) 10 days after deposit in the United States Mail, first class postage prepaid and return receipt requested, and (c) the date of confirmation of successful transmission of a facsimile or electronic mail. If the requirements described in this Section 15.10 are not satisfied, then the notice, Claim or document shall be deemed not delivered or received and not be effective.

Section 15.11. Limitation on Actions. No legal action, including without limitation any lawsuit, may be brought by a Claimant more than two years after the date the Claimant has received an Adverse Determination of his or her appeal of a Claim denial.

Section 15.12. Failure to Exhaust Administrative Remedies. No legal action may be brought by a Claimant who has not timely filed a Claim and an appeal of the denial of such Claim and otherwise exhausted all administrative remedies under the Plan.

ARTICLE XVI

TRUST

Section 16.1. Establishment of the Trust. The Company shall maintain the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide for the Employer’s liabilities created with respect to the Annual Deferral Amounts, DFS Deferral Amounts, CSR Deferral Amounts and Company Contribution Amounts for such Employer’s Participants, DFS Participants and CSR Participants, taking into consideration the value of the assets in the Trust attributable to such Employer’s liabilities at the time of the transfer.

Section 16.2. Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Benefits Committee or investment manager appointed by the Benefits Committee, to invest and reinvest the assets of the Trust in accordance with the Trust Agreement.

Section 16.3. Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of each Participant, DFS Participant and CSR Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan and Trust.

Section 16.4. Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

ARTICLE XVII

MISCELLANEOUS

Section 17.1. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(l) of ERISA. The Plan is also intended to comply with section 409A of the Code and the regulations promulgated thereunder. The Plan shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this Section 17.1.

Section 17.2. Unsecured General Creditor. Participants, DFS Participants, CSR Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer. For purposes of the payment of benefits under the Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and Participants, DFS Participants, CSR Participants and their Beneficiaries, heirs, successors and assigns shall at all times be unsecured creditors of the Employers.

Section 17.3. Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreements. An Employer shall have no obligation to a Participant, an DFS Participant, a CSR Participant or any Beneficiary under the Plan except as expressly provided in the Plan or in a Plan Agreement.

Section 17.4. Nonassignability. No Participant, DFS Participant, a CSR Participant, Beneficiary or any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, DFS Participant, CSR Participant, Beneficiary or any other person, be transferable by operation of law in the event of his or her bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. Any attempt to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, except as specifically permitted under the Plan, shall be null and void and without legal effect.

Section 17.5. Withholding for Taxes. Notwithstanding anything contained in the Plan to the contrary, the Employers shall withhold from payments to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable State law for purposes of paying any tax attributable to any amounts payable or creditable under the Plan. The Company may reduce a Participant’s Account, an DFS Participant’s DFS Account and any DFS Transferred Account or a CSR Participant’s CSR Account in the amount of employment taxes payable with respect to compensation deferred before the Participant’s, DFS Participant’s or CSR Participant’s Separation from Service.

Section 17.6. Immunity of Benefits Committee Members. The members of the Benefits Committee may rely upon any information, report or opinion supplied to them by any officer of the Company or any legal counsel, independent public accountant or actuary, and shall be fully protected in relying upon any such information, report or opinion. No member of the Benefits Committee shall have any liability to the Company or any Participant, DFS Participant, CSR Participant, former Participant, former DFS Participant, former CSR Participant, any Beneficiary, or to any person claiming under or through any Participant, DFS Participant, CSR Participant, former Participant, former DFS Participant, former CSR Participant or any Beneficiary or other person interested or concerned in connection with any decision made by such member of the Benefits Committee pursuant to the Plan which was based upon any such information, report or opinion if such member of the Benefits Committee relied thereon in good faith.

Section 17.7. Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Employer and a

Participant, an DFS Participant or a CSR Participant. Employment of a Participant, an DFS Participant or a CSR Participant is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided otherwise in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant, an DFS Participant or a CSR Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant, DFS Participant or CSR Participant at any time.

Section 17.8. Furnishing Information. A Participant, an DFS Participant or a CSR Participant or his or her Beneficiary will cooperate with the Benefits Committee by furnishing any and all information requested by the Benefits Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and payments hereunder, including but not limited to taking such physical examinations as the Benefits Committee may deem necessary in connection with the purchase of insurance, as described in Section 17.18.

Section 17.9. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply. Whenever any word is used herein in the singular, it shall be construed as though it was used in the plural, in all cases where it would reasonably so apply; and whenever any word is used herein in the plural, it shall be construed as though it was used in the singular, in all cases where it would so reasonably apply.

Section 17.10. Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 17.11. Governing Law. The provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles, to the extent not preempted by any applicable federal law.

Section 17.12. Notice. Any notice or filing required or permitted to be given to the Benefits Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Donnelley Financial Solutions, Inc.

Attn: VP, Human Resources

35 W. Wacker Drive

Chicago, IL 60601

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant, DFS Participant or CSR Participant, any former participant or any Beneficiary under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to his or her last known address.

Section 17.13. Successors. The provisions of the Plan shall bind and inure to the benefit of the Employers and their successors and assigns and to the Participants, DFS Participants and CSR Participants and their Beneficiaries.

Section 17.14. Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant, DFS Participant or CSR Participant who has predeceased such Participant, DFS Participant or CSR Participant shall automatically pass to the Participant, DFS Participant or CSR Participant, as applicable, and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

Section 17.15. Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

Section 17.16. Incompetent. If the Benefits Committee determines in its discretion that a payment under the Plan is to be made to a minor, a person declared incompetent or to a person incapable of handling the disposition of such person’s property, the Benefits Committee may direct that such payment be made to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Benefits Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to such payment. Any payment made shall be for the account of the Participant, DFS Participant or CSR Participant, as the case may be, or his or her Beneficiary, and shall be a complete discharge of any liability under the Plan for such payment.

Section 17.17. Court Order. The Benefits Committee is authorized to comply with any court order in any action in which the Plan or the Benefits Committee has been named as a party, including any action involving a determination of a Participant’s, DFS Participant’s or CSR

Participant’s rights or interests under the Plan. Notwithstanding the foregoing, the Benefits Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of the Plan or any amendment or restatement thereof.

Section 17.18. Insurance. The Employers, on their own behalf or on behalf of the Trustee, and, in their sole discretion, may apply for and procure insurance on the life of a Participant, an DFS Participant or a CSR Participant, in such amounts and in such forms as the Trust may choose. The Employers or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance. Such Participant, DFS Participant or CSR Participant shall have no interest whatsoever in any such policy or policies, and at the request of his or her Employer shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

Section 17.19. Legal Fees To Enforce Rights After Change in Control. The Company and each Employer are aware that upon the occurrence of a Change in Control, the Board or the board of directors of an Employer (which might then be composed of new members) or a shareholder of the Company or an Employer, or of any successor corporation might then cause or attempt to cause the Company, an Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or an Employer to institute, or may institute, litigation seeking to deny Participants, DFS Participants or CSR Participants the payments intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant, DFS Participant or CSR Participant that the Company, his or her Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any Plan Agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant, DFS Participant or CSR Participant the payments intended to be provided, then the Company and his or her Employer irrevocably authorize such Participant, DFS Participant or CSR Participant to retain counsel of his or her choice at the expense of the Company and his or her Employer (who shall be jointly and severally liable) to represent such Participant, DFS Participant or CSR Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, his or her Employer or any director, officer, shareholder or other person affiliated with the Company, his or her Employer or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the Company has signed this Plan document as of September 22, 2016.

Donnelley Financial Solutions, Inc.

By:	/s/ Daniel N. Leib
Title:	Daniel N. Leib
Chief Executive Officer